Exhibit 99.1

                            Explanation of Responses

(1) As described in the Schedule 13D filed with the Securities and Exchange Commission on July 26, 2007 by Pardus Special Opportunities Master Fund L.P., a limited partnership formed under the laws of the Cayman Islands (the "Fund"), Pardus Capital Management L.P., a Delaware limited partnership ("PCM"), Pardus Capital Management LLC, a Delaware limited liability company ("PCM LLC") and Karim Samii (collectively, the "Reporting Persons"), may be deemed to be members of a group within the meaning of Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended, with A-D Acquisition Holdings, LLC (an affiliate of Appaloosa Management LP), UBS Securities LLC, Harbinger Del-Auto Investment Company, Ltd. (an affiliate of Harbinger Capital Master Fund I, Ltd.), Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. (the "Other Investors") with regard to their respective interests in equity securities of Delphi Corporation, a Delaware Corporation (the "Issuer"). The amount of the Issuer's securities held by the Fund as reported herein does not include the holdings of any Other Investors and each of the Reporting Persons disclaim any pecuniary interest in the Issuer's securities held by the Other Investors.

(2) The Fund is the beneficial owner of 26,400,000 shares of common stock, par value $0.01 per share (the "Shares"), of the Issuer. PCM serves as the investment manager of the Fund and possesses sole power to vote and direct the disposition of all Shares held by the Fund. PCM LLC, as the general partner of PCM, and Mr. Karim Samii, as the sole member of PCM LLC, may be deemed to be the beneficial owners of all Shares held by the Fund; however, PCM LLC and Mr. Samii disclaim beneficial ownership of all Shares held by the Fund. Each Reporting Person disclaims any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.